NASB Financial, Inc.

                             NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President and Treasurer
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Delays Filing Form 10-Q
Grandview, Missouri (May 23, 2011) - On May 11, 2011, NASB Financial,
Inc. ("NASB" or the "Company") filed a Form 12b-25, which stated that the Company was unable to file timely its Form 10-Q for the quarter ended March 31, 2011, because the Company is undertaking a directive to amend and restate its financial results for the quarter ended December 31, 2010. On May 6, 2011, NASB Financial, Inc. received a letter from the Office of Thrift Supervision ("OTS"), which regulates the Company's operating subsidiary, North American Savings Bank, F.S.B. (the "Bank"). The letter directed the Bank to amend and restate its financial results for the quarter ended December 31, 2010, requiring the Bank to reclassify certain residential development loans receivable, as troubled debt restructuring ("TDR"). As a result of reclassifying these loans, the Company will recognize an aggregate pre-tax impairment of approximately $6.6 million, as of December 31, 2010. These loans are paying as agreed and have not been restructured in the traditional sense by offering any concessions that discount the original terms; however, the original maturity dates have been extended.

In addition to the reclassification of loans to TDR, subsequent to the filing of our Form 10-Q for December 31, 2010, the Bank became aware that certain foreclosed real estate had declined in value during the December 2010 quarter. Therefore, in the restated financial statements for the quarter ended December 31, 2010, the Bank will also reflect a pre-tax decrease in value of this property in the amount of $1.6 million.

On May 20, 2011, NASB was notified by The NASDAQ Stock Market of its non-compliance with Listing Rule 5250(c)(1), which requires the timely filing of periodic financial statements. The Company must submit a plan to regain compliance no later than July 19, 2011. Although NASB cannot predict with certainty when the Form 10-Q for the quarter ended March 31, 2011, will be available, it expects that it will be before July 19, 2011.

	NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.


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